                      U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549
                             -------------------------



                                     FORM 10-SB/A
                                    AMENDMENT NO.1

                    GENERAL FORM FOR REGISTRATION OF SECURITIES
                             OF SMALL BUSINESS ISSUERS

         UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934



                                PENNACO ENERGY, INC.
                   (Name of Small Business Issuer in its charter)

               NEVADA
     (State or other jurisdiction of                   (IRS Employer ID No.)
     incorporation or organization)

     1050 17TH STREET, SUITE 700
           DENVER, COLORADO                                   80265
     (Address of Principal Executive Office)                (Zip Code)

           ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE:  303-629-6700
              -------------------------------------------------------
            SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                          Name of each exchange on
     to be so registered                   which each class is to be registered
     -------------------                   ------------------------------------
     COMMON STOCK

            SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                    COMMON STOCK
                                  (TITLE OF CLASS)
                         -----------------------------------
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                   INFORMATION REQUIRED IN REGISTRATION STATEMENT

                                       PART I

ITEM 1.   DESCRIPTION OF BUSINESS.

FORWARD-LOOKING STATEMENTS

     THIS REGISTRATION STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF THE COMPANY COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS REGISTRATION STATEMENT.

OVERVIEW

     Pennaco Energy, Inc. (the "Company") is an independent, natural gas and oil company primarily engaged in the development, production, and acquisition of coal bed methane ("CBM") properties in the Rocky Mountain region of the United States. The Company is currently one of the largest holders of oil and gas lease and option rights in the Powder River Basin in northeastern Wyoming and southeastern Montana, with approximately 440,000 net acres subject to lease or option rights. The Company's management team possesses extensive experience and expertise in CBM development. The Company plans to drill its first 50 to 100 CBM wells in the Powder River Basin in the second half of 1998, with initial natural gas production expected in early 1999.
The Company estimates that its capital expenditures will total approximately $10 million to $15 million for the second half of 1998, which will be allocated approximately 50% to drilling and completion and 50% to lease acquisition.

     Some of the largest coal mines in the United States are found in the Powder River Basin. The CBM play in the Powder River Basin is a rapidly emerging, relatively low-risk natural gas play located down dip, but in the same coal seams as the large coal mines. The CBM wells in the Powder River Basin are 350 to 1,200 feet in depth, typically take only one day to drill, and have low completion costs resulting in low finding and development costs for the average well. The methane requires no treating or processing, but does require dehydration and compression. Management estimates that over 600 wells have been drilled by the industry into the thick Wyodak/Anderson coal seam in the Fort Union Formation of the Powder River Basin, and current CBM production from the Powder River Basin is approximately 90 million cubic feet per day ("mmcf/d") from approximately 600 producing wells.

     Several large exploration and production companies are active in the CBM play in the Powder River Basin, including Barrett Resources and Western Gas Resources in a joint venture that plans to drill 400 wells in 1998, and Devon Energy which is in a joint venture with Redstone Resources. Barrett, Western Gas, and Redstone each have approximately 200,000 net acres under lease and net production of 10 to 25 mmcf/d.

     Drilling and production growth in the Powder River Basin is currently impeded by two principal factors: (i) a natural gas pipeline bottleneck out of the Powder River Basin, and (ii) completion of an area-wide environmental impact statement ("EIS") on a portion of the federal lands in the Basin. These two factors have slowed the pace of drilling in the Powder River Basin and, in turn, confirmation of the reserves and well economics. The Company believes that this delay has been beneficial to the Company by enabling the Company to quickly establish a sizable acreage position at reasonable cost prior to economic delineation of the play. Operators are currently competing for the limited number of drilling permits allowed by the Bureau of Land Management ("BLM") until the EIS is complete and the pipeline capacity limitation is rectified. The EIS is scheduled for completion in June 1999. Several pipeline construction and expansion projects have been proposed, two of which are permitted and acquiring rights of way. It is expected that the pipeline take-away capacity will increase significantly in early 1999.

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BUSINESS STRATEGY

     The Company's business strategy is to build an exploration and production company that is focused on creating value for its shareholders through growth in reserves, production, cash flow, and net income per share. The key components of the Company's business strategy include the following:
(i) concentrate on activities in the Rocky Mountain and Mid-Continent regions of the U.S. in order to leverage the expertise of its technical and management team in areas of prior experience, (ii) acquire producing properties with development and exploitation potential through industry contacts and opportunities known to the Company's senior management, (iii) assemble acreage positions through lease acquisition and farm-ins to conduct a balanced exploration and development effort, (iv) seek to acquire operating control and majority ownership interests in order to optimize the timing and efficiency of operations, (v) participate in gas gathering, processing, transportation, and marketing activities in order to maximize product price realizations, and (vi) maintain a strong balance sheet in order to be in a position to capitalize on opportunities as they occur.

     The Company believes that the CBM play in the Powder River Basin will enable the Company to establish a large, long-lived reserve base with relatively low risk compared to other more conventional oil and gas plays. The Company plans to drill over 600 wells in the Powder River Basin by the end of 1999.

     The Company currently maintains its principal executive offices at 1050 17th Street, Suite 700, Denver, CO 80265. The Company's telephone number is
(303) 629-6700; and the facsimile number is (303) 629-6800. The Company also maintains a Nevada office at 3651 Lindell Road, Suite A, Las Vegas, Nevada 89103.

RECENT DEVELOPMENTS

     The Company recently entered into a drilling arrangement with a CBM drilling contractor, CBM Drilling, LLC, ("CBMD"). Pursuant to this arrangement, the Company prepaid $250,000 of drilling expenses to ensure that drilling rigs appropriate for Powder River Basin CBM drilling are available for the Company's planned drilling program which is scheduled to commence in the second half of 1998. CBMD currently has four drilling rigs that will be primarily dedicated to the Company's drilling program.

RISK FACTORS

     NO OPERATING HISTORY AND REVENUES. The Company is in its initial stages of development with no revenues or income and is subject to all the risks inherent in the creation of a new business. Since the Company's principal activities to date have been limited to organizational activities, prospect development, and acquisition of leasehold interests, it has no record of any revenue-producing operations. Consequently, there is no operating history upon which to base an assumption that the Company will be able to achieve its business plans.

     BRIDGE LOAN. The Company entered into agreements to purchase leasehold interests in which substantial non-refundable down payments and/or option fees were paid to secure option rights. Management of the Company believed it was in the best interests of the Company to borrow $4,000,000 from Venture Capital Sourcing, S.A. ("VCS")., to meet the obligations of said lease purchase agreements. In order to borrow these funds, the Company pledged to VCS a significant percentage of its mineral lease interests in the Powder
River Basin to the lender as security for the loan.   VCS extended the bridge
loan, which was due on July 14, 1998, for an additional 51 days on substantially the same terms as the original borrowing. The Company is attempting to raise funds to repay the loan either through the sale of equity
securities or further borrowings to meet this obligation.   If the Company is
unable to pay the loan, the lender is entitled to foreclose on the pledged collateral after October 4, 1998. A foreclosure and forfeiture of the pledged collateral would substantially disrupt and curtail the Company's development and drilling activities in the Powder River Basin and threaten the viability of the Company's development efforts.

     POSSIBLE CHALLENGE TO OWNERSHIP RIGHTS TO DRILL FOR COAL BED METHANE. Some of the leases acquired by the Company encompass lands that are owned, or were subject to patents issued, by the federal government. In 1909 and 1910, the U.S. Congress enacted statutes reserving the coal to the United States under lands owned by the United States (Coal Lands Act of March 3, 1909, 35 Stat. 844, codified at 30 U.S.C. Section 81 and Act of June 22, 1910, 36 Stat. 583, codified at 30 U.S.C. Section 85). Until recently, in reliance upon an opinion published by the

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Solicitor of the Department of the Interior, producers of CBM extracted from lands currently or formerly owned by the federal government were not concerned with this reservation. In July, 1997, the U.S. Court of Appeals, Tenth Circuit, issued an opinion (SOUTHERN UTE TRIBE V. AMOCO PRODUCTION CO., 119 F.3d 816 (10th Cir. 1997)) that held that CBM gas is reserved by the United States in patents issued subject to a reservation of coal. As successor in interest to the statutory reservation of coal, the Southern Ute Tribe asserted claims based on trespass, conversion, and violation of certain federal civil rights statutes. The Plaintiff sought remedies of declaratory judgment regarding CBM ownership, quiet title, injunction and damages. The producers in the SOUTHERN UTE case filed a motion requesting that all of the Judges sitting on the 10th Circuit appellate court hear their arguments. On March 17, 1998, the court heard arguments and issued an opinion on July 20, 1998 which affirmed the earlier 10th Circuit decision. (The U.S. 10th Circuit includes Wyoming; Montana is included in the 9th Circuit Court of Appeals). The court stated that the Coal Lands Act of 1909 and 1910 did not unambiguously include or exclude the coal bed methane. The court relied on the principle that ambiguity regarding land grants and mineral reservations should be resolved in the favor of the government. Amoco has the option to appeal to the U.S. Supreme Court. The Company has committed to purchase fee leasehold interests pursuant to the Taylor Oil Agreement and the High Plains Agreement and the Company has and will continue to purchase certain fee leasehold interests that could possibly be effected by an adverse decision in the SOUTHERN UTE case. Management has decided to purchase these leases after a careful weighing of the risks and rewards presented by such purchases. There can be no assurance given whatsoever that these leases will not become of little or no value if an adverse decision against certain fee holders is rendered by a court of competent jurisdiction in the SOUTHERN UTE case and the U.S. Government vigorously asserts claim to CBM ownership. The Company estimates that approximately 31% of its lease acreage is held by fee leases where the fee owner does not hold the coal rights and which could be adversely affected by a decision affirming the 10th Circuit decision. The Company believes that planned legislation action may preclude a judicial decision as to leases executed prior to July 20, 1998.

     LEASE ACQUISITION RISKS. It is customary in the oil and gas industry to acquire a lease interest in a property based upon a preliminary title investigation. If the title to the leases acquired by the Company prove to be defective, the Company could lose the costs of acquisition and development, or incur substantial costs for curative title work. The Company's right to develop and produce oil and gas from its properties derives from its oil and gas leases. There are many versions of oil and gas leases in use. Oil and gas leases generally call for annual rental payments and the payment of a percentage royalty on the oil and gas produced. Courts in many states have interpreted oil and gas leases to include various implied covenants, including the lessee's implied obligation to develop the lease diligently, to prevent drainage of oil and gas by wells on adjacent land, to seek diligently a market for production, and to operate prudently according to industry standards. Oil and gas leases with similar language may be interpreted quite differently depending on the state in which the property is located. Issues decided differently in two states may not yet have been decided by the courts of a third state, leading to uncertainty as to the proper interpretation. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of typical lease language concerning the costs of production. The Company believes it has followed industry standards in interpreting its oil and gas leases in the states where it operates. However, there can be no assurance that the leases will be free from litigation concerning the proper interpretation of the lease terms. Adverse decisions could result in material costs to the Company or the loss of one or more leases. It should be further noted that a large portion of the Company's oil and gas leases are held by High Plains Associates, Inc., the Company's lease broker, and for competitive reasons have not yet been assigned to the Company.

     NEED FOR ADDITIONAL FUNDING TO IMPLEMENT BUSINESS PLAN. The Company believes it will need to raise additional funds in order to implement its business plan. The Company's continued operations therefore will depend upon its ability to raise additional funds through bank borrowings, equity or debt financing, or asset sales. There is no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to the Company. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities.

     PROVED RESERVES AND FUTURE NET REVENUE ESTIMATES. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the Company's control. Estimates of proved undeveloped reserves and reserves recoverable through enhanced recovery techniques are by their nature uncertain. Reserve estimates are imprecise and may materially change, as additional information becomes available. Estimates of oil and natural gas reserves, by necessity, are projections

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based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projections of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of a reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as: historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies and assumptions governing future oil and natural gas prices, future operational costs, severance and excise taxes, development costs and workover and remedial costs, all which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classification of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and the value from estimates, and such variances may be material. In accordance with applicable regulations, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value will be affected by the timing of both the production and the occurrence of expenses in connection with development and production of oil and natural gas properties. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenues and the present value of such revenues are based on production and cost assumptions provided by the Company as its best estimate. These estimates may not prove to have been correct over time. The numerous uncertainties inherent in estimating proved oil and natural gas reserves and their values, including many factors beyond the Company's control, as discussed above, may require the Company to write down the value and amount of its oil and gas reserves.

     VOLATILITY OF OIL AND GAS MARKETS. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing market prices for natural gas and oil, which can be extremely volatile and in recent years have been depressed by excess domestic and imported supplies. In addition to market factors, actions of state and local agencies, the United States and foreign governments, and international cartels affect oil and gas prices. All of these factors are beyond the control of the Company. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. There is no assurance that current price levels can be sustained or that the Company will be able to produce oil or gas on an economic basis in light of prevailing market prices. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity and could reduce both the value and the amount of the Company's oil and gas reserves.

     ACQUISITION OF SUITABLE PROSPECTS OR PRODUCING PROPERTIES. Competition for prospects and producing properties is intense. The Company will be competing with a number of other potential purchasers of prospects and producing properties, most of which will have greater financial resources than the Company. The bidding for prospects has become particularly intense with different bidders evaluating potential acquisitions with different product pricing parameters and other criteria that result in widely divergent bid prices. The presence in the market of bidders willing to pay prices higher than are supported by the Company's evaluation criteria could further limit the ability of the Company to acquire prospects and low or uncertain prices for properties can cause potential sellers to withhold or withdraw properties from the market. In this environment, there can be no assurance that there will be a sufficient number of suitable prospects available for acquisition by the Company or that the Company can sell prospects or obtain financing for or participants to join in the development of prospects.

     SHUT-IN WELLS, CURTAILED PRODUCTION, AND OTHER PRODUCTION INTERRUPTIONS. Production from gas wells may be curtailed or shut-in for considerable periods of time due to a lack of market demand, government regulation, pipeline and processing interruptions, allocations, diminished pipeline capacity, force majeure and such curtailments may continue for a considerable period of time. There may be an excess supply of gas in areas where the Company's operations will be conducted. In such an event, it is possible that there will be no market or

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a very limited market for the Company's prospects.  There is also the possibility that drilling rigs may not be available when needed and there may be shortages of crews, equipment and other manpower requirements.

     UNINSURED RISKS. The Company may not be insured against losses or liabilities which may arise from operations, either because such insurance is unavailable or because the Company has elected not to purchase such insurance due to high premium costs or other reasons.

     FEDERAL AND STATE TAXATION.   Federal and state income, severance,
franchise, excise, and other tax laws are of particular significance to the oil and gas industry. Recent legislation has eroded previous benefits to oil and gas producers, and any subsequent legislation may continue this trend. The states in which the Company may conduct oil and gas activities also impose taxes, including, without limitation, real and personal property taxes, upon the ownership or production of oil and gas within such states. There can be no assurance that the tax laws will not be changed or interpreted in the future in a manner which adversely affects the Company.

     GOVERNMENT REGULATION. The oil and gas business is subject to substantial governmental regulation, including the power to limit the rates at which oil and gas projects are permitted, drilled, produced and to fix the prices at which oil and gas are sold. It cannot be accurately predicted whether additional legislation or regulation will be enacted or become effective.

     NEED FOR ADDITIONAL KEY PERSONNEL. At present, the Company has 10 full time employees. The success of the Company's proposed business will depend, in part, upon the Company's ability to attract and retain additional qualified employees, consultants, and third party service providers. The Company believes that it will be able to attract competent employees, but no assurance can be given that the Company will be successful in this regard. If the Company is unable to engage and retain the necessary personnel, its business would be materially and adversely affected.

     RELIANCE UPON DIRECTORS AND OFFICERS. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers who will exercise control over the day to day affairs of the Company, and upon its Directors, some of whom are engaged in other activities, and will devote limited time to the Company's activities. Currently several employees of the Company are not employed by the Company on a full time basis and are serving in their respective capacities as consultants. This situation will continue until the Company's business warrants and the Company is able to afford an expanded staff. There can be no assurance given that the volume of business necessary to employ all essential personnel on a full time basis will be obtained nor that the Company's proposed operations will prove to be profitable. The Company will continue to be highly dependent on the continued services of its executive officers, and a limited number of other senior management and technical personnel. Loss of the services of one or more of these individuals could have a material adverse effect on the Company's operations. The Company does have employment agreements with several of its executive officers.

     ISSUANCE OF ADDITIONAL SHARES. In order for the Company to achieve its business plans, substantial additional capital will be required. The Company plans to raise capital through placements of its equity securities and is currently offering units consisting of shares of Common Stock and stock purchase warrants. Approximately 28,161,429 shares of Common Stock will be outstanding if all the shares are purchased and all warrants are exercised pursuant to the terms of the current offering of common shares and share purchase warrants. The Board of Directors has the power to issue additional securities to raise additional capital. The Company may, in the future, attempt to issue securities to acquire assets or for other corporate purposes.

     NON-ARM'S LENGTH TRANSACTIONS AND RELATED PARTY TRANSACTIONS. The number of shares of Common Stock or options to purchase shares of Common Stock issued to present stockholders of the Company for cash and/or services was arbitrarily determined and may not be considered the product of arm's length transactions. It is anticipated that the Company may deal with related parties when contracting for hydrocarbon projects. In said transactions the fairness of the transactions will be reviewed only by members of the Board of Directors that do not have interests in the transactions. It is anticipated that there will not be any other review as to the fairness of the Company's dealings with related parties. A Director of the Company, Mark A. Erickson, is also the President of R.I.S. Resources (USA), Inc. ("RIS Resources"), a wholly owned subsidiary of R.I.S. Resources International Corp. ("RIS International"), and serves as a director of RIS International. RIS International is

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engaged in the gathering, processing and marketing of natural gas, and may purchase and provide gathering and transportation services for natural gas produced by the Company. RIS International owns approximately 29% of the outstanding shares of the Company.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS FOR SECURITIES LIABILITIES. The Bylaws of the Company provide that the Company may indemnify any director, officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Nevada Business Corporation Act.
 Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such officers, directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     COMPETITION.   The oil and gas exploration and production industry is an
intensely competitive industry. The Company will compete against established companies with significantly greater financial, marketing, personnel, and other resources than the Company. Such competition could have a material adverse effect on the Company's ability to execute its business plan as well as profitability.

     LIMITED MARKET FOR SECURITIES.   At present, a limited market exists for
the Company's Common Stock on the Nasdaq Over-the-Counter ("OTC") Bulletin Board. There can be no assurance that the OTC Bulletin Board will provide adequate liquidity or that a trading market will be sustained. A purchaser of stock may, therefore, be unable to resell shares purchased should the purchaser desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a trading market develops providing necessary and adequate liquidity for the trading of shares.

     CUMULATIVE VOTING, PREEMPTIVE RIGHTS AND CONTROL.   There are no
preemptive rights in connection with the Company's Common Stock. The stockholders may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future. Cumulative voting in the election of Directors is not provided for in the Company's Bylaws or under Nevada law. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors.

     NO DIVIDENDS ANTICIPATED. At the present time, the Company does not anticipate paying dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of the Company, its financial requirements and other factors. Investors who anticipate the need of an immediate income from their investment in the Company's Common Stock should refrain from the purchase thereof.

     SPECULATIVE NATURE OF OIL AND GAS EXPLORATION. The search for oil and gas may result in unprofitable efforts resulting not only from the drilling of dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit. Liabilities in excess of insurance coverage could possibly be incurred by the Company as a result of a blowout, fire, personal injury or other casualty. Pollution, which might be caused by the Company's operations, could also result in liabilities and restrictions on the Company's activities. If properties are proven productive, there is no assurance such production can be sold at the most favorable prices or in optimum quantities. To the extent the Company acts as the operator of its oil and gas wells, it can be expected to make substantial advancements to other working interest owners. There is no assurance that such joint owner advancements will be collectible.

     DEPENDENCE ON GATHERING, COMPRESSION AND TRANSPORTATION FACILITIES. The marketability of any gas production depends in part upon the availability, proximity and capacity of gas gathering and compression systems, pipelines and processing facilities. Federal and state regulation of gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce, gather and transport its natural gas and oil. If market factors were to change materially, the financial impact on the Company could be substantial. Most gas transportation contracts will require the Company to transport minimum volumes. If the Company ships smaller volumes, it may be liable for damages proportional to the shortfall. While the Company believes that its production in the Powder River Basin

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will be more than adequate to meet volume requirements, unforeseen events, including production problems or substantial decreases in the price for natural gas, could cause the Company to ship less than the required volumes, resulting in losses on the transportation contracts. Further, based upon future production estimates for the Company and the Powder River Basin, additional pipeline capacity will be needed as early as the beginning of 1999.

     OPERATING HAZARDS. The oil and natural gas business involves certain operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. In addition, the Company may be liable for environmental damage caused by previous owners of property purchased or leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in losses to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Company's financial condition and results of operations. In addition, pollution and environmental risks generally are not fully insurable.

     WATER DISPOSAL. The Company believes that the water produced from the Powder River Basin coal seams will continue to be low in total dissolved solids, allowing the Company to discharge the water with minimal environmental impact. However, if non-potable water is discovered, it may be necessary to install and operate evaporators or to drill disposal wells to re-inject the produced water back into the underground rock formations adjacent to the coal seams or to lower sandstone horizons. In the event the Company is unable to obtain the appropriate permits, non-potable water is discovered or if applicable laws or regulations require water to be disposed of in an alternative manner, the costs to dispose of produced water will increase and these costs could have a material adverse effect on the Company's operations in this area and the profitability of such operations including rendering future production and development uneconomic.

     REGULATION. The oil and gas industry is extensively regulated by federal, state and local authorities. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. Substantial penalties may be assessed for noncompliance with various applicable statutes and regulations, and the overall regulatory burden on the industry increases its cost of doing business and, in turn, decreases its profitability. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing laws or regulations, could have a material adverse effect on the Company. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on the part of the Company to the government and third parties and may require the Company to incur substantial costs of remediation. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by or from the Company.

     FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS. This document contains forward-looking statements, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, projections, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements, as a result of the factors described under "Risk Factors" and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this document will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

BACKGROUND

     CURRENT ACTIVITY IN THE POWDER RIVER BASIN. Commercial exploitation of methane embedded in the coal beds in the Powder River Basin began in September 1986 when Wyatt Petroleum completed its first well. Since that time, the participants in the Powder River Basin natural gas play have expanded from local ranchers to include a number of major industry participants. According to the Wyoming state engineer's office, permits for over 1,000 CBM wells have been issued, and at least 750 of those wells are completed. Of the 750 completed wells, it is estimated that over 600 are actually producing gas for sales. Most of the remaining wells are in various stages of dewatering or waiting on compression and/or expansion of pipeline capacity.

     COAL BED METHANE. Coal bed methane ("CBM") is gas generated and stored in coal beds. Methane from coal beds has been known to exist for hundreds of years mostly as an explosive hazard associated with underground coal mining. Beginning in the late 1970's, this gas resource has been produced commercially by drilling conventional well-bores into coal beds. The first commercial CBM fields were developed in high rank bituminous coals (hard coals) of Alabama, the Appalachians of Pennsylvania, Virginia, and West Virginia, and the San Juan Basin of Colorado and New Mexico. Commercial CBM production in the Powder River Basin began in 1989. Coal beds of the Powder River Basin are lower rank, subbituminous coal (soft coals). These coal beds are among the thickest coals in the world (potentially containing extensive recoverable coal bed gas reserves) and are located in the Tongue River Member of the Paleocene Fort Union and lower Eocene Wasatch formations. The coal seam contains 10 to 12 coal beds ranging in thickness from approximately five feet to over 200 feet, with cumulative thicknesses of all coal seams ranging up to 350 feet. In the Fort Union formation, where the Company intends to drill, gas occurs in sandstones and coal beds at different stratigraphic levels. Well depths in the Powder River Basin are relatively shallow, between 350 and 1,200 feet. Drilling and completion costs have historically ranged from approximately $40,000 to $60,000 per well.

     Methane gas is a natural by-product of the coalification process, which creates coal from peat accumulated in ancient swamps. Higher rank (bituminous) coals contain gas that is thermally generated (created by heat and pressure). The coals of the Powder River Basin are geologically younger and are low rank (subbituminous). Gas in low rank coals is created by the decomposition of organic matter (the carbon of the coal) by anaerobic bacteria (bacteria living in oxygen free environments). This process is similar to the gas created by bacteria from garbage in landfills. This gas is known as bacterial or biogenic gas. Although much of the gas generated by the bacteria has left the coal to the atmosphere or adjacent sandstones, a large volume of gas remains stored in the coal in the fractures (cleats) or dissolved in water stored in the cleats and in the micropores (molecular structure) of the coal. Up to 90% of the gas in place is stored in the micropore spaces of the coal by a phenomenon known as adsorption. The methane held in the micropores is in pressure equilibrium with the remaining 10% of the gas in the unfilled pore spaces and in open fractures within the coal matrix either in the form of free gas (dry coal bed) or solution gas (gas in water bearing coal).

     When the pressure within the coal bed is lowered, which occurs when water is withdrawn through the well-bore, the gas contained in the fracture systems is evacuated, thereby upsetting the pressure equilibrium between the adsorbed and the free solution gas. The gas held in the micropores begins to break out in response to the lower pressure (desorption) and migrate to the fracture system in an attempt to equalize the pressure. The faster such pressure reduction occurs, the more rapidly gas desorption takes place resulting in greater gas production from the well-bore.

     In the Powder River Basin, the typical CBM well produces significant quantities of water initially. As the water is produced, natural gas production also begins slowly. Typically, after a considerable amount of water is produced over a three to six month period, gas production increases and water production decreases. In some cases, wells do not produce any water and begin producing gas immediately. This free gas is produced from fractures in the coal that are attributable to subtle structural folding (anticline or dome shaped features) and post-depositional coal compaction structures. As the development expands down dip and dewatering occurs, the gas productive area expands with water production from these down dip areas decreases. Water production can also be reduced near the edges of the Powder River Basin, especially near massive open pit coal mines. These shallow coals near the outcrops appear to be partially dewatered naturally on account of extensive surface mining with its associated water production.

     It is anticipated that the play will expand deeper into the Powder River Basin further enlarging the productive area as dewatering occurs near the edges of the Powder River Basin. The Company intends to employ the latest hydrologic techniques and water production technology to facilitate dewatering and meet the demands of mitigating the amount of surface water discharge. The largest gas resources are usually found in the down dip or deeper coals.

COMPANY HISTORY

     Pennaco Energy, Inc. (the "Company") was incorporated under the laws of Nevada on January 26, 1998 to engage in the business of oil and gas exploration, contract drilling, production, marketing, selling, leasing, and refining. The original predecessor of the Company was incorporated on March 12, 1985 as VCI Video Communications, Inc., in the Province of British Columbia and subsequently changed its name to AKA Video Communications, Inc. ("AVCI"). On March 25, 1996 the stockholders of AVCI agreed to exchange all AVCI shares for shares of International Metal Protection, Inc. ("IMP"), the Company's immediate predecessor. After the exchange, AVCI became inactive at that point, and the Board of Directors and stockholders approved the windup and dissolution of AVCI. IMP was incorporated on March 5, 1996, in the State of Wyoming. Following an exchange of all the outstanding shares of IMP in a share-for-share exchange with the Company in January 1998, IMP was dissolved in February 1998. The Company is the sole surviving entity of the reorganization.

     The Company maintains its principal executive offices at 1050 17th Street, Suite 700, Denver, Colorado 80265. The Company's telephone number is
(303) 629-6700, and its facsimile number is (303) 629-6800. The Company also maintains a Nevada office at 3651 Lindell Rd., Suite A, Las Vegas, Nevada 89103.

     To date, the Company's main focus and primary objective has been the procurement of mineral leasehold interests, primarily CBM development rights, in the Powder River Basin of Wyoming and Montana. The Company has purchased or entered into agreements to purchase or option over 400,000 net acres of prospective CBM leasehold interests in the Powder River Basin. Since its inception, the Company's other main activity has been organizational. The Company has issued Common Stock to raise capital, recruited and organized management, and has commenced corporate and developmental strategic planning regarding the Powder River Basin and other potential oil and gas projects. Other than the acquisition of leasehold interests, the Company has conducted limited operations.

CBM STRATEGY

     The Company plans to immediately begin implementing a development program on its CBM properties. Though no assurance of success can be given, the Company plans to drill and complete over 600 CBM wells by the end of 1999, assuming current economic and regulatory conditions. The Company intends to add production by taking an aggressive approach to creating and forming strategic alliances with mid-stream companies (gathering and marketing) and down-stream companies (pipeline companies and end users). The Company anticipates expending considerable time and effort with regards to industry public relations and public policy formulation. Management believes that participation in the public forum on these vital matters is a key element in its strategic planning. Good relations with local landowners and public agencies and complying with environmental concerns are a high priority for the Company.

STRATEGIC ALLIANCES AND PARTNERING

     HIGH PLAINS ASSOCIATES, INC. The Company has entered into a significant lease purchase agreement and other strategic arrangements with High Plains Associates, Inc. ("High Plains"). Pursuant to an agreement entered into in February 1998 with High Plains (the "High Plains Agreement"), the Company has secured rights to acquire at least 130,000 gross acres of CBM mineral rights in the Powder River Basin. The Company also purchased from Taylor Oil, an unaffiliated company, approximately 75,000 acres of Powder River CBM rights. High Plain's initially made the agreement to purchase said rights form Taylor Oil and then assigned
said Taylor agreement to the Company.    Pursuant to the High Plains
Agreement, the Company and High Plains will cooperate to locate and purchase additional acreage in the Powder River Basin. The Company and High Plains have designated all or portions of Powder River County, Rose Bud County, and Big Horn County, Montana and Campbell County, Sheridan County, and Johnson County, Wyoming as an area of mutual interest in which High Plains shall act as the undisclosed agent of the Company with regard to the acquisition of CBM leasehold interests. Though no assurance of success can be given, pursuant to this lease and option acquisition program, the Company and High Plains have allocated significant resources and manpower to obtain options and acquire leases.

BRIDGE LOAN

     To allow the Company to meet its obligations with regards to mineral leases purchased pursuant to an agreement entered into with High Plains on February 23, 1998 (the "High Plains Agreement") and an assignment agreement entered into March 6, 1998 regarding the Taylor Group Properties (the "Taylor Group Agreement"), the Company on May 15, 1998 entered into a loan and security agreement with Venture Capital Sourcing, S.A. ("VCS"). Pursuant to the terms of a secured promissory note with VCS as the payee (the "Note"), the Company agreed to repay $4,000,000 in principal and $100,000 in interest by July 14, 1998; this agreement has since been extended to September 4, 1998 for an additional $103,746 in interest. In conjunction with the Note, the Company pledged the mineral interests represented by both the High Plains Agreement and the Taylor Group Agreement as collateral for the repayment of the Note. Said mineral lease interests represent a significant percent of the Company's total mineral interests in the Powder River Basin. If the Company is unable to pay the $4,000,000 principal plus $203,743 in interest to said lender by September 4, 1998, then said lender is entitled to foreclose on the pledged collateral within an additional 30 days and dispose of it in an effort to recover the funds which were lent to the Company. At present the Company is unable to repay this bridge loan and is relying upon the further raising of funds by either the sale of Common Stock or further borrowing to meet this obligation. The Company paid a finders fee of 10% of the principal value of the Note for procurement of the loan which is also due and payable September 4, 1998. Since this bridge loan occurred subsequent to the preparation of the Company's Audited Financial Statements dated April 15, 1998, this bridge loan is not reflected in said financial statements.

THE COMPANY'S DRILLING PROGRAM

     Though no assurances can be given, the Company's business plan includes the drilling of 50 to 100 net wells by the end of 1998, and an additional 600 wells by year end 1999. Achieving this objective is entirely dependent upon the availability of funds, including necessary additional funding and the availability of equipment and personnel. The estimated cost per well is approximately $40,000 to $60,000 to drill and complete. The Company has entered into a drilling arrangement with a coal bed methane drilling company, CBM Drilling, LLC ("CBMD"), whose members possess recognized industry and drilling expertise. Pursuant to this arrangement, the Company has prepaid drilling expenses of $200,000. The prepayments are to ensure that drilling rigs will be available and dedicated to the Company's planned drilling program and that the rigs will meet the specific requirements of the Company.
 CBMD currently has four CBM drilling rigs that will be primarily dedicated to the Company's drilling program. Drilling rig availability may affect the Company's budgeted drilling expenses and the extent of drilling activity. If there is a shortage of rigs, crews or related personnel, the Company may not achieve its drilling targets or the actual cost may exceed the budgeted cost of drilling. The Company's budget assumes that the expense of drilling and well completion will not increase significantly during 1998 and 1999.

GAS GATHERING IN THE POWDER RIVER BASIN

     Pipeline demand in the area is increasing as the development activity continues to expand. The Company's core land position is located in an area near the development activity. Although the Company is engaged in negotiations with several pipeline companies to lay pipeline to the Company's planned drill sites, and to gather, transport, and assist with the marketing of natural gas, as of yet no agreements have been entered into with any of these companies. Unless and until the Company is able to obtain satisfactory arrangements for the transport and marketing of its gas, the Company may experience delays, possibly significant, in connection with its efforts to generate revenues from the sale of CBM. Further, there is limited pipeline capacity out of the Powder River Basin which will require expansion to accommodate the increasing CBM production. The expansion of the pipeline capacity is likely to require significant capital outlays by the pipeline companies and the related plans and specifications are subject to government regulatory review, permits and approvals. This approval process may result in delays in the commencement and completion of any pipeline construction project. No assurance can be given by the Company that certain of its wells will not be shut in for significant periods of time due to the lack of pipeline or capacity in existing pipelines. "See RISK FACTORS."

MARKETING OF PRODUCTION

     POWDER RIVER BASIN INFRASTRUCTURE

     The Company's CBM properties are capable of accessing key east-west and north-south interstate pipelines via Williston Basin Interstate Company's interconnections with Northern Border Pipeline Company to the north, and MIGC, Inc.'s interconnections with Colorado Interstate Gas Company (Wyoming Interstate Gas Company) and KN Interstate Gas Transmission Company, to the south. Both Colorado Interstate Gas Company (Wyoming Interstate Gas Company) and KN Interstate Gas Transmission Company provide direct access through the Cheyenne (Chalk Bluffs/Rockport) Hub to existing interstate pipelines serving the Denver and Midwestern/Eastern markets. These interstate pipelines include Williams Natural Gas Company, WestGas InterState, and Trailblazer Pipeline Company. In addition, Public Service Co. of Colorado (now known as New Century Energies, Inc.) has proposed the Front Range Pipeline project and KN Energy has proposed Front Runner Pipeline project. Colorado Interstate Gas Company (Wyoming Interstate Gas Company) also provides direct access in southwest Wyoming to Northwest Pipeline Company, Questar Pipeline Company and Kern River Pipeline Company, which serves the West Coast and the Pacific Northwest markets.

     DEMAND FOR NATURAL GAS

     Rocky Mountain natural gas price differentials to higher Mid-Continent gas prices have generally narrowed over the past two years due to increasing demand and increasing pipeline transportation alternatives out of the Rocky Mountain region. It is expected that even modest demand increases for natural gas should support price improvement based on economic supply and demand fundamentals resulting in improved development economics and improved infrastructure. The emerging restructuring of the electricity industry also presents growth opportunities for the natural gas business. The enactment of the Clean Air Act and establishment of Air Quality Control Districts are part of the continued legislative trend that is increasing the status of natural gas as the preferred fuel for industry.

     OIL AND GAS MARKETS AND REGULATIONS

     Natural gas and oil markets are subject to substantial federal, state and foreign government regulation and oversight. Major gas marketing companies typically purchase all gas offered for sale at posted spot prices determined at specific delivery points into major interstate transmission systems. The spot price is subject to economic forces including supply and demand that may change dramatically either seasonally or due to an unforeseen or unanticipated change in the supply and demand balance. There are price adjustments for quality differences and heating value differences from the spot price specifications. Gas sales are normally contracted at a specified delivery point with custody transfer occurring at that point. There are typically deductions for transportation from the well head to the sales point, conditioning the gas for sale along with associated marketing fees. Major oil companies and crude oil refiners typically purchase all crude oil offered for sale at posted field prices. The posted price is subject to economic forces including supply and demand that may change dramatically either seasonally or due to an unforeseen or unanticipated change in the supply and demand balance. There are price adjustments for quality difference from a benchmark price. Oil sales are normally contracted with a gatherer who will pick up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. The gas marketer or crude oil purchaser will usually handle all check disbursements to both the working interest and royalty owners. The Company will be a working interest owner. As a working interest owner, the Company is responsible for the payment of its proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil or gas production for the particular lease and are not obligated in any manner whatsoever to pay for the cost of operating the lease.

Recently, disputes have arisen between royalty owners and the working interest owners regarding the exact fair market value for the product being sold and the amount of the fees paid for gathering, compression, processing, and marketing. The amount received for product sold and the amount of the fees and other expenses deducted from the sales price have been challenged by royalty owners.

     TRANSPORTATION OF NATURAL GAS

     Although the Company is engaged in negotiations with several pipeline companies to lay pipeline required for transporting natural gas to markets, as of yet no agreements have been entered into with any of these companies and no assurance can be given that the Company will enter into any such agreements. Unless and until the Company is able to obtain satisfactory arrangements for the transportation and marketing of its gas, the Company may experience delays, possibly significant, in connection with its efforts to generate revenues from the sale of CBM gas. Further, the existing pipeline structure is limited in capacity and will require expansion of capacity to accommodate the increase from CBM development and production. The expansion of the pipeline is likely to require significant capital outlays by the pipeline companies and the related plans and specifications are subject to government regulatory review, permits and approvals. This approval process may result in delays in the commencement and completion of any pipeline construction project. No assurance can be given by the Company that certain of its wells will not be shut in for significant periods of time due to the lack of pipeline or capacity in existing pipelines.

     GAS MARKETING

     The gas purchaser will pay the well operator 100% of the sales proceeds monthly for the previous month's sales. The operator is typically responsible for all checks and distributions to the working interest and royalty owners. Natural gas prices are subject to market conditions. Prices will fluctuate with weather and the general market conditions.

NET PRODUCTION

     As of the date of this registration statement, the Company has not produced any oil or gas nor does it currently have the ability to produce any oil or gas.

NET RESERVES

     As of the date of this registration statement, the Company does not have any proven oil and gas reserves associated with its lease interests or from any other source.

U.S. COAL RESERVATIONS

     Some of the leases acquired by the Company encompass lands that are owned, or were subject to patents issued, by the federal government. In 1909 and 1910, the U.S. Congress enacted statutes reserving the coal to the United States under lands owned by the United States (Coal Lands Act of March 3, 1909, 35 Stat. 844, codified at 30 U.S.C. Section 81 and Act of June 22, 1910, 36 Stat. 583, codified at 30 U.S.C. Section 85). Until recently, in reliance upon an opinion published by the Solicitor of the Department of the Interior, producers of CBM extracted from lands currently or formerly owned by the federal government were not concerned with this reservation. In July, 1997, the U.S. Court of Appeals, Tenth Circuit, issued an opinion (SOUTHERN UTE TRIBE V. AMOCO PRODUCTION CO., 119 F.3d 816 (10th Cir. 1997)) that held that CBM gas is reserved by the United States in patents issued subject to a reservation of coal. As successor in interest to the statutory reservation of coal, the Southern Ute Tribe asserted claims based on trespass, conversion, and violation of certain federal civil rights statutes. The Plaintiff sought remedies of declaratory judgment regarding CBM ownership, quiet title, injunction and damages. The producers in the SOUTHERN UTE case filed a motion requesting that all of the Judges sitting on the 10th Circuit appellate court hear their arguments. On March 17, 1998, the court heard arguments and issued an opinion on July 20, 1998 which affirmed the earlier 10th Circuit decision. (The U.S. 10th Circuit includes Wyoming; Montana is included in the 9th Circuit Court of Appeals). The court stated that the Coal Lands Act of 1909 and 1910 did not unambiguously include or exclude the coal bed methane. The court relied on the principal that ambiguity regarding land grants and mineral reservations should be resolved in the favor of the government. Amoco is expected to appeal to the

U.S. Supreme Court. The Company has committed to purchase fee leasehold interests pursuant to the Taylor Oil Agreement and the High Plains Agreement and the Company has and will continue to purchase certain fee leasehold interests that could possibly be effected by an adverse decision in the SOUTHERN UTE case. Management has decided to purchase these leases after a careful weighing of the risks and rewards presented by such purchases. There can be no assurance given whatsoever that these leases will not become of little or no value if an adverse decision against certain fee holders is rendered by a court of competent jurisdiction in the SOUTHERN UTE case and the U.S. Government vigorously asserts claim to CBM ownership. The Company estimates that approximately 31% of its lease acreage is held by fee leases where the fee owner does not hold the coal rights and which could be adversely affected by such a decision. The Company believes that planned legislation action may preclude a judicial decision as to leases executed prior to July 20, 1998.

     In an effort to minimize the risk associated with the possible competing claims of CBM ownership, the Company attempted to negotiate with High Plains to minimize the risk related to possible failure of title. Management succeeded in securing a limited concession with regard to leases acquired pursuant to the provisions of the High Plains Agreement. Under the provisions of the High Plains Agreement, the Company was able to negotiate limited return rights if title fails on account of a competing claim. However, the risk remains with the Company with regard to leases where title fails after May 19, 1998.

COMPETITION

     The oil and gas industry is intensely competitive. Competition for prospects and producing properties is formidable. The Company will be competing with a number of other potential purchasers of prospects and producing properties, most of which will have greater financial resources than the Company. The bidding for prospects has become particularly intense since different bidders evaluating potential acquisitions will employ different product pricing parameters and other criteria resulting in widely divergent bid prices. The presence in the market of bidders willing to pay prices higher than values supported by the Company's evaluation criteria could further limit the ability of the Company to acquire prospects. On the other hand, low or uncertain prices for properties can cause potential sellers to withhold or withdraw properties from the market. In this environment, there can be no assurance that there will be a sufficient number of suitable prospects available for acquisition by the Company or that the Company can sell prospects or obtain financing for or participants to join in the development of prospects. The Company's competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of the Company's competitors have greater financial, personnel and other resources than does the Company and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

GOVERNMENTAL REGULATION AND TAXATION

     The production and sale of oil and gas is subject to regulation by state, federal, local authorities, and foreign governments. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

     The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 that amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be re-imposed in the future but when, if ever, such re-imposition might occur and the effect thereof on the Company cannot be predicted.

     The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 ("NGPA"). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is "deregulated"). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission ("FERC"). In June 1986, the FERC issued Order No.451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that the Company may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No.451. The Natural Gas Wellhead Decontrol Act of 1989 provides for the phasing out of all price regulations under the NGPA by January 1, 1993.

     Federal and state income, severance, franchise, excise, and other tax laws are of particular significance to the oil and gas industry. Recent legislation has eroded previous benefits to oil and gas producers, and any subsequent legislation may continue this trend. The states in which the Company may conduct oil and gas activities also impose taxes, including, without limitation, real and personal property taxes, upon the ownership or production of oil and gas interests within such states. There can be no assurance that the tax laws will not be changed or interpreted in the future in a manner which adversely affects the Company.

EMPLOYEES

     The Company currently has 10 employees and 18 consulting geologists, engineers, and land acquisition professionals. The Company plans to hire additional employees as needed.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

PLAN OF OPERATIONS

     As a newly formed company, the Company has no revenues from operations. However, the Company plans to begin development of its properties by implementing a drilling program along with continuing its lease acquisition program. Though no assurance can be given, this development program contemplates the drilling of over 600 net wells and the leasing of up to an additional 150,000 net acres by the end of 1999. Management believes that the general and administrative expenses, capital, and operating expenditures related to the implementation of the development program for the next twelve months, and the anticipated costs of the lease acquisition program can be funded with the proceeds from the sale of its securities. To address the operational and administrative requirements of the Company's ongoing development activities, it is anticipated that during the next twelve months employee requirements will increase to approximately 40 employees.
Currently, the Company has 10 employees. It is possible that the Company may encounter opportunities to acquire strategic producing properties, leases and assets for the purpose of consolidation or expansion of its current operations. Any such acquisition would be outside of the scope of Management's current anticipated level of business activity and may require additional funding and further additions to the Company's staffing plans.

RECENT DEVELOPMENTS

     AFFILIATION WITH HIGH PLAINS AND RIS RESOURCES

     To date, the Company's main focus and primary objective has been the procurement of mineral leasehold interests, primarily CBM exploitation rights, in the Powder River Basin of Wyoming and Montana. To achieve this objective the Company has secured a strategic position in this play by entering into agreements to lease approximately 440,000 net acres of prospective CBM leasehold interests in the Powder River Basin. To further its CBM acquisition objectives, the Company has entered into a strategic lease acquisition agreement with High Plains Associates, Inc. ("High Plains"), a land title and lease acquisition firm specializing in the Powder River Basin play. Pursuant to the agreement, the Company and High Plains have designated all or selected portions of counties of the Powder River Basin in Wyoming and Montana as an area of mutual interest ("AMI"). Within the AMI, High Plains acts as the agent of the Company with regard to the acquisition of CBM leasehold interests. A major shareholder of the Company, RIS Resources (USA), Inc. has also been retained to assist management with the development of a strategic plan for transmission and marketing of the Company's gas production. RIS Resources is a gas gathering, processing and marketing company possessing considerable expertise in matters relating to gas transmission, related infrastructure, natural gas liquids production and marketing.

     RIS International has purchased 4,000,000 shares of the common stock of the Company (approximately 29% of the shares outstanding). A member of the Board of Directors of the Company also serves as the President and as a member of the Board of Directors of RIS International.

     BRIDGE LOAN

     To allow the Company to meet its obligations with regards to mineral leases purchased pursuant to an agreement entered into with High Plains on February 23, 1998 (the "High Plains Agreement") and an assignment agreement entered into March 6, 1998 regarding the Taylor Group Properties (the "Taylor Group Agreement"), the Company on May 15, 1998 entered into a loan and security agreement with Venture Capital Sourcing, S.A. ("VCS"). Pursuant to the terms of a secured promissory note with VCS as the payee (the "Note"), the Company agreed to repay $4,000,000 in principal and $100,000 in interest by July 14, 1998; this agreement has since been extended to September 4, 1998 for an additional $103,746 in interest. In conjunction with the Note, the Company pledged the mineral interests represented by both the High Plains Agreement and the Taylor Group Agreement as collateral for the repayment of the Note. Said mineral lease interests represent a significant percent of the Company's total mineral interests in the Powder River Basin. If the Company is unable to pay the $4,000,000 principal plus $203,743 in interest to said lender by September 4, 1998, then said lender is entitled to foreclose on the pledged collateral within an additional 30 days and dispose of it in an effort to recover the funds which were lent to the Company. At present the Company is unable to repay this bridge loan and is relying upon the further raising of funds by either the sale of Common Stock or further borrowing to meet this obligation. The Company paid a finders fee of 10% of the principal value of the Note for procurement of the loan which is also due and payable September 4, 1998. Since this bridge loan occurred subsequent to the preparation of the Company's Audited Financial Statements dated April 15, 1998, this bridge loan is not reflected in said financial statements.

     PRIVATE PLACEMENT

     In June 1998, in order to assist the Company in attracting quality executive personnel, the Company offered a private placement of securities units pursuant to an exemption in the Act whereby 621,429 units were purchased by executives of the Company for a purchase price of $1.75 per unit. Each unit consisted of one Share and a one share purchase warrant for every two Shares purchased. Since its last financial audit the Company has continued to aggressively purchase mineral leasehold interests in the Powder River Basin substantially depleting the funds obtained by capital raising activities. Since the Company is not producing any revenues, the Company will need to raise additional capital to meet its current leasehold purchase commitments and its bridge loan and overhead obligations.

     Since its inception, the Company's other main activity has been organizational. The Company has issued Common Stock to raise capital, recruited and organized management, and has commenced corporate and developmental strategic planning regarding the Powder River Basin and other potential oil and gas projects. Other than the acquisition of leasehold interests, the Company has conducted limited operations.

ADDITIONS TO SENIOR MANAGEMENT TEAM

     The Company recently announced that Paul M. Rady, former President and Chief Executive Officer of Barrett Resources Corporation, has joined Pennaco as its President and Chief Executive Officer and a member of the Board of Directors. Mr. Rady, a geologist by education, has over 18 years of experience in oil and gas exploration and development with Barrett Resources and Amoco Production Company both domestic and international. Glen C. Warren, Jr. also recently joined Pennaco as Chief Financial Officer and Executive Vice President. Mr. Warren has nine years of investment banking experience focused on mergers and acquisitions and financing of energy companies as well as six years of exploration and production experience with Amoco Production Company.

LIQUIDITY AND CAPITAL RESOURCES

     At present, the Company is not producing revenues and its main source of funds has been the sale of the Company's equity securities. The Company had $4,652,476 in cash as of the date of its last audit. All cash is at present being used to fulfill certain leasehold purchase commitments that the Company has entered into and to fund certain ongoing general and administrative expense, plus consulting expense, with the total of such expenses estimated by management to be in excess of $300,000 per month. The Company will need to raise additional capital to meet its current leasehold purchase commitments and its bridge loan and overhead obligations. To proceed with the contemplated development and acquisition of oil and gas leases, significant funding will be necessary. Such funding may be obtained through the sale of additional shares which will dilute the ownership interests of present stockholders. If the Company is unable to obtain sufficient funds to develop the leasehold interests that it has purchased, then the Company may seek to find development partners and increase available funds to the Company through sales of leasehold interests and/or producing properties and/or the farm-out prospects. The ability of the Company to sell interests in leases and/or producing properties and/or farm-out prospects is not a certainty and the proceeds derived from such sales will be subject to the ongoing economic viability of the project.

     The capital resources of the Company are limited. At present the Company is not producing revenues and is not expected to produce revenues until after November 1998. These revenues, if realized, are projected to be insufficient to fund the aggressive, on-going development and lease acquisition strategy contemplated, and additional funds will be required. Further, if production from the properties is realized there may be delays, economic factors, legal issues and regulatory or governmental issues that result in little or no cash flow realized from the properties. The main source of funds for working capital at the present is the sale of the Company's equity securities. Other possible sources of funding include loans by financial institutions with the Company's leasehold interests as collateral. However, the collateral value of such leasehold interests is limited. Proved producing oil and gas reserves are viewed as better forms of collateral but are still subject to large variations in the interpretation of value.

     If the Company finds itself in a position where it is unable to meet its current obligations for any reason including those described above, the ability of the Company to sell interests in leases and/or producing properties and/or farm-out prospects could be severely constrained making it difficult to realize a fair market value from these assets and there is a possibility that no value can be realized. This may result in a complete loss of the Company's investment in the properties.

RESULTS OF OPERATIONS

     During the period from the Company's inception through April 24, 1998, net loss for the Company was $213,237 with no revenues being realized from the sale of assets, production or from any other source. Expenses incurred, as of April 15, 1998, from general and administrative expenses were $30,233 and geologic consulting fees and maps expenses were $75,755. Field lease expenses were $85,000 and professional fees were $21,712.

     The Company currently has no oil or gas production, reserves or revenues. The Company has not paid any dividends on its Shares since inception. Currently, and until the Company is profitable and has sufficient revenues to fund its plan of business, management of the Company has no plans to declare or pay any dividends.

ITEM 3.   DESCRIPTION OF PROPERTY.

     The Company has acquired oil and gas leases and options covering more than 400,000 net acres in the Powder River Basin of Wyoming and Montana. This prospective CBM acreage is in the fairway of this shallow, low cost, development play; with approximately 67% of the acreage located on federal and state land and approximately 33% of the acreage located on private land. The Company's leases are generally five to ten year leases. The federal leases are generally ten year term leases and newly acquired fee and state leases are generally five-year term leases. Leasehold net revenue interests average greater than 80%.

     The Company's larger leases include the following:

          Gillette North Project - This substantial core holding of approximately 150,000 net acres includes offsets to drilling activity in the Fort Union Formation. This area is currently being developed by Redstone Resources and MCNIC who have drilled or permitted over 200 wells.

          Border Project - This area is characterized by several thick coals in an area that has not been previously explored for CBM; the Company's leasehold position is comprised of approximately 190,000 net acres. In this project area a number of water wells flow gas which is used for local agriculture and ranching purposes.

     Sheridan Project - The Company controls approximately 60,000 net acres in this area, which is known for its "super-beds" of coal, where several seams coalesce to form a massive seam. Management believes this project area has potential for coal bed methane production.

     Deep Rights - The Powder River Basin has historically been a prolific producer of oil and gas from a number of other reservoirs that are typically greater in depth. Approximately 80% of the Company's leasehold acreage allow for development of all depths. These leases cover both the shallow CBM play and exploration potential for oil and gas from the deeper horizons. Past exploration of the sedimentary section below the Paleocene coal section has resulted in production from sandstone reservoirs in twenty-five formations from upper Cretaceous to Pennsylvanian age. Generally, with regards to these horizons, all but the northwest quadrant of the Powder River Basin have been intensively explored and extensively developed. The last frontier for exploration is the area from Gillette, Wyoming to the east flank of the Bighorn Mountains where the Company's significant leasehold is positioned.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth information concerning the beneficial ownership of the Company's Shares as of July 31, 1998 for (i) each current director who owns shares, (ii) each officer of the Company who owns shares,
(iii) all persons known by the Company to beneficially own more than 5% of the outstanding Shares of the Company's Shares, and (iv) all officers and directors of the Company as a group.

                                          NUMBER OF         PERCENTAGE OF
NAME AND ADDRESS (1)                  SHARES OWNED (2)     SHARES OWNED (3)
--------------------                  ----------------     ----------------
Paul M. Rady                              857,144   (5)          5.91%

Jeffrey L. Taylor                         543,375   (4)          3.74%

Gregory V. Gibson                         100,000   (6)          0.69%

David W. Lanza                             50,000   (7)          0.34%

Mark A. Erickson                           41,250   (8)          0.28%

Glen C. Warren, Jr.                           -0-                0.00%

R.I.S. Resources International Corp.    4,000,000   (9)         27.56%

All officers and directors as a group   1,591,769   (10)        10.97%
     (six persons)

-------------------------
(1) Unless otherwise noted, the Company believes that all Shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all Shares owned by them. Unless otherwise indicated in the footnotes below, the address of each Stockholder is 1050 17th Street, Suite 700, Denver, Colorado, 89265.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.
(3) Assumes 13,646,429 shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options. Options and warrants held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.
(4) Includes 400,000 shares issuable to Mr. Taylor upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Taylor's address is 7220 Avenida Encinas, Suite 204, Carlsbad, California 92009.
(5) Includes 285,715 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.
(6) Represents 100,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Gibson's address is 2010 Main Street, Suite 400, Irvine, California 92614.
(7) Represents 50,000 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share. Mr. Lanza's address is 710 3rd Street, Marysville, California 95901.
 (8) Includes 31,250 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share.
(9) The address of R.I.S. Resources International Corp. is 609 West Hastings Street, 11th Floor, Vancouver, British Columbia V6B 4W4, Canada.
(10) Includes 581,250 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $1.25 per share, and 285,715 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share.


ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS.

     The following individuals are the officers, directors, and key employees and consultants of the Company:

OFFICERS AND DIRECTORS

     NAME                           POSITION
     ----                           --------
     Jeffrey L. Taylor             Chairman of the Board, Director
     Paul M. Rady                  President, Chief Executive Officer, Director
     Glen C. Warren, Jr.           Chief Financial Officer, Executive
                                   Vice President, Director
     Mark A. Erickson              Hydrocarbon Marketing Consultant, Director
     Gregory V. Gibson             Vice President, Legal, Secretary, Director
     David W. Lanza                Director

     TECHNICAL TEAM
     Terrell A. Dobkins            Vice President of Production
     Brian A. Kuhn                 Vice President of Land
     Brian Hughes                  Exploration and Production Manager
     William Travis Brown, Jr.     Chief Geologist
     George L. Hampton, III        Project Manager
     Paul L. Tromp                 Project Geologist
     Dirck Tromp                   Project Hydrologist
     Todd H. Gilmer                Project Hydrologist
     Louis A. Oswald               Lease Acquisitions
     John Dolloff                  Senior Geologist

RESUMES

     PAUL M. RADY, CHIEF EXECUTIVE OFFICER, PRESIDENT, MEMBER BOARD
OF DIRECTORS

     Mr. Rady recently joined the Company as its Chief Executive Officer, President and as a Director. Mr. Rady was with Barrett Resources Corporation ("Barrett"), a prominent oil and gas exploration and production company listed on the New York Stock Exchange, for approximately eight years. During his tenure at Barrett, Mr. Rady held various high-ranking executive positions including his most recent position as Chief Executive Officer, President and Director. As Chief Executive Officer he was responsible for all aspects of the Company including, all operations, financings, representing the corporation to the investment community, and working with the Board of Directors to set the direction of the Company. Other executive positions held by Mr. Rady prior to the Board electing him as Chief Executive Officer and President, were Chief Operating Officer, Executive Vice President - Exploration, and Chief Geologist - Exploration Manager. While at Barrett, Mr. Rady was a leading executive in the management team that grew Barrett from a Nasdaq-listed firm with a $20 million market capitalization and which was active in one geological basin (the Piceance Basin), to a $1.2 billion market capitalization NYSE firm with 963 BCFE of proved reserves at year end 1997, actively participating in 11 basins in the Rockies, Mid-Continent, Permian Basin, Gulf of Mexico, and Peru. Prior to his employment at Barrett, Mr. Rady was with Amoco Production Company ("Amoco") based in Denver, Colorado for approximately 10 years where he was recognized as one of the leading geologists and geophysicists within Amoco and where he received credit for finding significant gas fields in the Arkoma Basin of Oklahoma. Mr. Rady received a Bachelor of Arts degree in Geology from Western State College of Colorado in 1978 and a Master of Science Degree in Geology from Western Washington University in 1980.

     JEFFREY L. TAYLOR, CHAIRMAN OF THE BOARD

     Currently Mr. Taylor is the President and Director of Foreign Investments for the London Taylor Group. The London Taylor Group is a southern California-based financial service provider acting as venture capitalist and investment banker to private and small cap public companies. During the last five years, Mr. Taylor has been a Member of the Board of Directors of various public companies including, TransAmerica Industries, Yuma Gold Mines, and Cornucopia Resources. He has also served during the last five years as Vice President of Metallica Resources, Vice President of Goldbelt Resources, Vice President of Arrowhead Minerals Corporation, and Executive Vice President of Corporate Finance of Ultra Petroleum. Prior to founding the London Taylor Group, Mr. Taylor was an analyst and financial service provider for Global Resource Investments, Inc. of Carlsbad, California and the Chief Financial Officer for International Art Commission of San Francisco, California. Mr. Taylor, a prominent professional in resource investing, holds a Master of Business Administration, Finance degree from the University of San Diego.

     GLEN C. WARREN, JR., CHIEF FINANCIAL OFFICER, EXECUTIVE VICE PRESIDENT, DIRECTOR

     Mr. Warren recently joined the Company as its Chief Financial Officer, Executive Vice President and will serve as a Director, as well. Mr. Warren has entered into an employment contract with an initial term of four years with automatic renewal provisions. Prior to assuming his duties as the Company's Chief Financial Officer, Mr. Warren was an investment banker with Lehman Brothers Inc. in New York and focused on equity and debt financing, as well as mergers and acquisitions for energy and natural resource companies. Prior to Lehman Brothers, Mr. Warren was also an investment banker with Dillon, Read & Co., Inc. and Kidder, Peabody & Co. Incorporated with a total of nine years of investment banking experience. Mr. Warren also has six years of exploration and production experience with Amoco Production Company in New Orleans. Mr. Warren received an MBA degree from the Anderson Graduate School of Management at U.C.L.A. in 1989 and a Juris Doctorate degree in 1981 and a Bachelor of Arts degree in Interdisciplinary Science in 1978, both from the University of Mississippi.

     MARK A. ERICKSON, HYDROCARBON MARKETING CONSULTANT, DIRECTOR

     Mr. Erickson is a registered petroleum engineer with fifteen years experience in project financial modeling and management. He is currently President of RIS Resources (USA). Prior to that, Mr. Erickson worked as an asset manager for North American Resources Company, a $200 million subsidiary of Montana Power. He received his BS in Petroleum Engineering at Montana Tech and Masters in Mineral Economics from the Colorado School of Mines.

     GREGORY V. GIBSON, VICE PRESIDENT, LEGAL AND DIRECTOR

     Mr. Gibson has been an attorney specializing in securities and securities broker dealerships for over 15 years. Mr. Gibson is a southern California-based practicing attorney with the law firm of Gibson, Haglund & Johnson. Prior to his present affiliations, Mr. Gibson was corporate counsel for three years to Global Resource Investment Limited, a Southern California-based broker-dealer specializing in resource and foreign publicly traded securities. Prior to working at Global, Mr. Gibson was practicing securities and international law with the law firms of Gibson & Haglund and Gibson, Ogden & Johnson. Mr. Gibson attended Claremont Men's College and Brigham Young University for undergraduate studies and received his Juris Doctorate degree from Pepperdine University School of Law.

     DAVID LANZA, DIRECTOR

     Mr. Lanza has been a real estate developer, ONG real property & lease developer, and business owner in California, Nevada, Colorado, Texas and Wyoming for the past ten years. He is currently the President of Hust Brothers, a commercial and development real estate company, Vice President and principal of Hust Brothers Inc., a national automotive wholesale company, and President and principal of Colusa Motor Sales. Mr. Lanza has majority interest in Marysville Auto Parts which owns and operates 13 automotive chain stores. Mr. Lanza graduated from the University of Southern California receiving his Bachelor of Science in Business Administration.

     TERRELL A. DOBKINS, VICE PRESIDENT OF PRODUCTION

     Mr. Dobkins has over 20 years experience in the petroleum industry. Mr. Dobkins started his career at Amoco Production Company where he had extensive experience in Rocky Mountain Low Perm Gas and worked in operations, completions and reservoir engineering. Mr. Dobkins worked as a Manager for three years at American Hunter Exploration where he was involved in all U.S. operations and engineering. Mr. Dobkins has also been a consultant. Most recently, Mr. Dobkins served eight years at Barrett Resources and was involved in all significant plays, including completions, operations and reservoir engineering.

     BRIAN A. KUHN,  VICE PRESIDENT OF LAND

     Mr. Kuhn has 18 years experience in the oil and gas industry as a landman. Mr. Kuhn worked as a landman for thirteen years at Amoco Production Company from June 1980 to April 1993. While at Amoco, Mr. Kuhn spent three years in the Powder River Basin and other basins of the Rocky Mountain region. Most recently, Mr. Kuhn was employed as a Division Landman for five years at Barrett Resources Corporation where he worked in the Rocky Mountain region and numerous other basins. Mr. Kuhn has extensive experience in the acquisition of producing properties, testifying as expert witness before state regulatory agencies, management of lease acquisition and negotiation of both large and small exploration deals. Mr. Kuhn earned a BBA in Petroleum Land Management from the University of Oklahoma in May 1980. Mr. Kuhn is also a member of the American Association of Petroleum Landmen, Oklahoma City Association of Petroleum Landmen and the Tulsa Association of Petroleum Landmen.

     BRIAN HUGHES, EXPLORATION AND PRODUCTION MANAGER

     Mr. Hughes is a petroleum engineer with more than twenty years of supervisory and management experience in nearly all aspects of the natural gas business. He has been a consulting, drilling, and production engineer for completion operations in several coal bed methane and tight gas sandstone projects in the western Rocky Mountains. He has been instrumental in developing procedures and techniques that have substantially increased economic results in gas production in the Rockies, Denmark, and Russia, including significant contributions to Ultra Petroleum's achievement in the Green River/Pinedale anticline area as VP Exploration & Production of that firm. Prior to 1988, Mr. Hughes was a petroleum engineer with Shell Oil where he was responsible for all Shell-operated units in west Texas. Mr. Hughes received his B.S. in Mechanical Engineering from the U.S. Military Academy and a Masters degree in Petroleum Engineering from the University of Texas.

     WILLIAM TRAVIS BROWN, JR., EXPLORATION MANAGER

     Mr. Brown is a Chief Geologist for the Company. He began his career with Amoco in 1969 as an operations and production geologist in the Rocky Mountain Region. He has extensive experience in the Green River and Powder River Basins. From 1969 to present, Mr. Brown has conducted extensive work in 3-D seismic & stratigraphic analysis, geological mapping, well site analysis, and strategic land acquisition for several companies including Amoco Production, Lear Petroleum, Davis Oil, and Coastal Oil and Gas where he initiated the coal degassification CBM project in the Powder River Basin.
Mr. Brown received his B.S. in Geology at Columbia University and his Master of Science and Ph.D. candidacy in Geology at the University of New Mexico.

     GEORGE L. HAMPTON, III, PROJECT MANAGER

     Mr. Hampton has recently been employed by the Company as Project Manager. Prior to his employment by the Company, Mr. Hampton served as Chief Geologist of Thermal Energy Corporation (TEC) a joint venture with Torch Operating. While at TEC he supervised the geology and drilling and/or completion of 100 shallow CBM wells, which are now producing more than 3.6 MMCFD. Mr. Hampton is a petroleum geologist with 20 years experience in the oil and gas business. He has spent the better part of the last 18 years specializing in Coalbed Methane exploration, production and analysis. His career began in 1978 as a geologist for one of the foremost CBM companies, Amoco Production Company. From 1979 to 1982 he was an integral part of the early Coalbed Methane (CBM) projects in the San Juan, Piceance, Uinta and Green River basins. He left Amoco in 1986 to form Hampton & Associates, Inc., a consulting company specializing in CBM. While there, he and a team of CBM experts consulted for many major and independent petroleum companies including: Conoco, British Petroleum, Chevron, Amoco, Helmerich & Payne, Devon Energy (Blackwood & Nichols), Celsius, Torch, MarkWest, Meridian and Evergreen. Mr. Hampton was responsible for generation and evaluation of CBM prospects worldwide. He has also supervised over 100 coal bed methane wells as wellsite geologist and is a recognized industry gas desorption (gas content) expert. He is the author of several articles and numerous in-house CBM reports and CBM Short Courses. As a founding partner of Cairn Point Publishing, he worked on and supervised the creation and publishing of THE INTERNATIONAL COAL SEAM GAS REPORT, 1997. Mr. Hampton received his BS and MSC in Geology at Brigham Young University.

     PAUL L. TROMP, PROJECT GEOLOGIST

     Mr. Tromp is a consulting project geologist for the Company. He is a certified petroleum geologist with a varied background in exploration and prospect generation over the last 17 years. He began his career at Tennaco as a petroleum geologist where he was active in prospect generation in the Powder River Basin. He spent several years with Mitchell Energy where he was active in prospect generation in the Powder River, Williston and Green River basins and development in the Alberta Basin. In 1987 he accepted a lectureship at the University of Zimbabwe, Africa where he taught petroleum geology and many other geology subjects. He was founder and technical director of Shangani Energy Exploration. Shangani, along with partner Union Carbide Zimbabwe, generated a significant CBM prospect and drilled the first CBM wells in Africa. Mr. Tromp is skilled in all aspects of field operations in challenging environments. He is also the author of many geological publications and reports including a CBM Special Publication for the Geological Society of Zimbabwe. Mr. Tromp received his BS in Geology at Oregon State University and MSc Geology from the University of Wyoming, where he completed a thesis on the Minnelusa Formation in the Powder River Basin.

     DIRCK TROMP, PROJECT HYDROLOGIST

     Mr. Tromp has recently been employed by the Company as a Hydrologist. Mr. Tromp is a certified professional geologist with nine years of varied geologic and hydrogeologic experience in the petroleum, mining, and environmental fields. He began his career as a research geologist with the U.S. Geological Survey. The majority of his experience has been as a hydrogeologist and geochemist with Roy F. Weston, Inc., a prominent international environmental consulting firm. Mr. Tromp has extensive experience with digital mapping, 3-D computer hydrologic conceptual modeling and groundwater flow modeling. He has designed and installed groundwater systems and hydrocarbon recovery wells. He has a strong working knowledge of environmental compliance requirements. Mr. Tromp holds a BS in Geological Engineering and MSc in Geology/Geochemistry both from the Colorado School of Mines.

     TODD H. GILMER, PROJECT HYDROLOGIST

     Mr. Gilmer is a consulting Project Hydrologist for the Company.
Recently Mr. Gilmer was one of the principal hydrologists for Amoco's Pine River (Los Pinos) CBM water project in the San Juan Basin and has conducted a CBM hydrologic study for Western Gas Resources in the Powder River Basin. He is a hydrogeologist with 25 years of experience in hydro-geological investigation and water production problems in the petroleum and mineral industries. He is skilled in water resource exploration, development and evaluation and has vast experience working with government and environmental regulatory agencies. Mr. Gilmer began his career as a hydrogeologist with Wright Water Engineers of Denver in 1973. From 1974-1986 he worked for several water resource companies where he managed several coal mine baseline studies and ground water flow modeling projects. From 1986 to present he has been owner/senior hydrogeologist for Gilmer Geophysics, Inc. where he has continued his work on hydrology projects for major coal mining and petroleum companies. He is the author of many publications on hydrology. Mr. Gilmer earned his BS degree in Geophysics from the University of Minnesota and attended graduate school for two years at the same institution where he studied geophysics and hydrogeology.

     ANSON MARK, SENIOR GEOLOGIST

     Mr. Mark is a consulting senior geologist to the Company. Mr. Mark has been an active petroleum geologist since 1953. He has been engaged in all aspects of geology consulting including prospect evaluation and regional and basin studies in Colorado, Wyoming, Montana, New Mexico, Michigan, and Ohio resulting in multiple prospect generation. He is highly experienced in lease acquisition and running drilling programs. Mr. Mark is credited with five field discoveries and four field extensions, six in Colorado, one in Saskatchewan, and two in the Powder River Basin. He received his BA from Dartmouth College and his Masters in Geology from the University of Colorado.

     JOHN DOLLOFF, SENIOR GEOLOGIST

     Mr. Dollof is a consulting senior geologist to the Company. Mr. Dolloff has over 40 years of exploration and production geology and management experience in the Rocky Mountain, Mid-Continent and west Texas. Beginning his career with Standard Oil of Texas, he was soon staff geologist with the predecessor of Champlin Petroleum (Union Pacific Resources) where he advanced to become District Manager. After a successful 20 years, he became Regional Manager for Helmerich & Payne and for nine years he managed an 11-state oil and gas exploration program. He has also served as exploration manager and Senior Vice-President for several petroleum companies in the Rocky Mountain Region. His skills as an exploration geologist, manager and consultant have resulted in the discovery of significant petroleum reserves in the Rocky Mountain Region. Mr. Dolloff earned his BS in Geology from Yale University and MSc Geology from University of Minnesota.

ITEM 6.   EXECUTIVE COMPENSATION.

     The Company has recently entered into four-year employment agreements with Paul M. Rady, who was hired by the Company in June 1998, and Glen C. Warren, Jr., who was hired in July 1998.

     The employment agreement with Mr. Rady provides for a salary of $120,000 per year, bonus compensation equal to 2% of the Company's net cash flow, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Rady was granted 400,000 stock options exercisable at $2.50 per share and 400,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in June 1999. Mr. Rady's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company. The stock options expire in 2008, subject to earlier termination if the employment is terminated. If Mr. Rady's employment with the Company is terminated without cause prior to June 1, 1999, Mr. Rady is entitled to termination compensation of $2,000,000 and $3,000,000 if terminated without cause after June 1, 1999 but before the termination of the employment agreement. Mr. Rady's employment agreement automatically renews on each anniversary of the effective date after June 1, 2001 for an additional two years unless the Company notifies Mr. Rady in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.

     The employment agreement with Mr. Warren provides for a salary of $100,000 per year, bonus compensation equal to 1% of the Company's net cash flow, participation in the Company's standard insurance plans for its executives, and participation in the Company's other incentive compensation programs at the discretion of the Board of Directors. Mr. Warren was granted 200,000 stock options exercisable at $2.50 per share, 100,000 stock options exercisable at $3.50 per share, and 200,000 stock options exercisable at $5.00 per share which vest ratably over a four-year period commencing in July 1999. The stock options expire in 2008. Mr. Warren's stock options are subject to accelerated vesting in the event of his termination without cause or in the event of a change of control of the Company. If Mr. Warren's employment with the Company is terminated without cause prior to July 1, 1999, Mr. Warren is entitled to termination compensation of $400,000, if terminated without cause after July 1, 1999, but before July 1, 2000 $750,000, and if terminated without cause thereafter but prior to the termination of the employment agreement $1,250,000. Mr. Warren's employment agreement automatically renews on each anniversary of the effective date after June 1, 2002 for an additional year, unless the Company notifies Mr. Warren in writing 90 days prior to such anniversary that it will not be renewing his employment agreement.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     A Director of the Company, Mark A. Erickson is also the President of R.I.S. Resources (USA), Inc., ("RIS") a wholly owned subsidiary of R.I.S.
Resources International Corp and serves as a director of  RIS.   RIS is
engaged in the downstream gathering, processing and marketing gas business, and may purchase and provide infrastructure gathering and transportation of CBM produced by the Company. RIS Resources International Corp owns approximately 29.3% of the issued and outstanding shares of the Company. If the Company deals with related parties the fairness of the transactions will be reviewed only by members of the Board of Directors that do not have interests in the transactions.

ITEM 8.   DESCRIPTION OF SECURITIES.

COMMON STOCK

     The authorized Common Stock of the Company consists of 50,000,000 shares of $0.001 Par Value Common Stock ("Common Shares"). As of June 2, 1998, 13,025,000 Common Shares are issued and outstanding. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the directors of the Company.

     Upon liquidation, dissolution or winding up of the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

SHARE PURCHASE WARRANTS

     The Company in its current private placement is offering Common Stock Purchase Warrants with an exercise price of $5.00 per share. The Warrant may be exercised any time within six months of the date of issuance. The Common Shares issued pursuant to exercise of the Warrants have not been registered under the Act, any state securities authority, nor any foreign securities authority, and will be subject to the limitations of Rule 144.

1998 STOCK OPTION AND INCENTIVE PLAN

     On March 24, 1998, the Board of Directors adopted the 1998 Stock Option and Incentive Plan (the "Plan") which was subsequently approved by over 50% of the shares of Common Stock held by stockholders of the Company. The stockholders of the Company approved an amendment to the Plan on June 29, 1998. The Plan is intended to provide incentive to key employees and directors of, and key consultants, vendors, customers, and others expected to provide significant services to, the Company, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and its Subsidiaries, to attract new employees with outstanding qualifications, and to afford additional incentive to consultants, vendors, customers, and others to increase their efforts in providing significant services to the Company. The Plan is administered by the Board of Directors or can be administered by a Committee appointed by the Board of Directors, which Committee shall be constituted to permit the Plan to comply with Rule 16b-3 of the Securities Exchange Act of 1934, and which shall consist of not less than two members. The Board of Directors, or the Committee if there be one, at its discretion, can select the eligible employees and consultants to be granted awards, determine the number of Shares to be applicable to such award, and designate any Options as Incentive Stock Options or Nonstatutory Stock Options (except that no Incentive Stock Option may be granted to a non-employee director or a non-employee consultant). The stock subject to awards granted under the Plan are Shares of the Company's authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued as awards or upon exercise of awards under the Plan is 4,500,000 shares. As of July 31, 1998, Non-statutory Stock Options to purchase 2,493,000 have been granted to key employees and directors for exercise prices ranging from $1.25 to $5.00 per share pursuant to the vesting schedules of the respective agreements. Options in the amount of 612,500 are presently vested while the balance of the options vest over the passage of time or are tied to certain benchmarks being achieved with regards to the drilling of wells or obtaining certain annual gross production revenues. No Incentive Stock Option Agreements have been entered into by the Company as of July 31, 1998. The Shares that may presently be issued pursuant to the exercise of an option awarded by the Plan have not been registered under the Act, any state securities authority, nor any foreign securities authority, and will be subject to the limitations of Rule 144.

YORKTON WARRANTS

     The Company entered into a Fiscal Agency Agreement with Yorkton Securities, Inc., an Ontario, Canada Corporation ("Yorkton") for a period of one year, whereby Yorkton will provide to the Company corporate finance services and market consultation. In consideration for said fiscal agency services, the Company contracted to pay Yorkton a fee in the amount of 128,000 warrants (the "Yorkton Warrants"). The Yorkton Warrants consist of warrants to purchase up to 128,000 shares of Common Stock at an exercise price of $1.25 per share any time after April 15, 1999 up until April 15,
2000.   Shares issued pursuant to exercise of the Yorkton Warrants have not been registered under the Act.

DIVIDENDS

     Holders of the Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefore. No dividend has been paid on the Common Shares since inception, and none is contemplated in the foreseeable future.

TRANSFER AGENT

     The Company's transfer Agent is: Pacific Stock Transfer Company, 3690 South Eastern, Las Vegas, Nevada 89109.

TRADING

     There is currently a limited market for non-legended shares of the
Company's Common Stock.   Shares of the Company's  Common Stock are traded on
the OTC Bulletin Board under the trading symbol "PNEG." Since trading commenced on July 1, 1998, the high bid and asked prices were $6 1/16 and $6 1/4, respectively, and the low bid and asked prices were $3 7/16 and $3 3/4, respectively.

RIGHTS OF SHAREHOLDERS

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share fgequally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued will be fully paid and non-assessable.

     There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as offered herein.

                                      PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

     Effective July 1, 1998, trading in the Company's Common Stock commenced on the Nasdaq Over-the-Counter Bulletin Board ("OTC/BB"). During the period from July 1, 1998 to July 31, 1998, the high and low bid prices ranged from $3.47 to $6.125. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do not necessarily represent actual transactions.

     The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business. As of July 31, 1997, the approximate number of record holders of the Company's Common Stock was 200.

ITEM 2.   LEGAL PROCEEDINGS.

     No material legal proceedings to which the Company is a party are pending nor are any known to be contemplated and the Company knows of no legal proceedings pending or threatened, or judgments entered against any Director or Officer of the Company in his capacity as such.

ITEM 3.   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS.

     None.


ITEM 4.   RECENT SALES OF UNREGISTERED SECURITIES.

     As of July 31, 1998, 13,646,429 shares of Common Stock, par value $.001, are outstanding. Of the 13,646,429, Common Shares that are outstanding, (i) 995,000 shares were issued in January 1998 pursuant to a share-for-share exchange with the stockholders of IMP, (ii) 500,000 shares were issued in February 1998 for the purchase price of $.10 per share pursuant to a private placement, (iii) 4,530,000 shares were issued in February 1998 for a purchase price of $.22 per share pursuant to a Regulation D, Rule 504 offering, (iii) 5,000,000 shares were issued in April 1998 for a purchase price of $1.25 per share pursuant to a Regulation D, Rule 506 offering, (iv) 2,000,000 shares were purchased in June 1998 by RIS International pursuant to a Regulation D, Rule 506 offering for a purchase price of $1.75 per share, and (v) 621,429 units were purchased in July 1998 pursuant to a Regulation D, Rule 506 offering by two members of the management team of the Company, for a purchase price of $1.75 per unit, each unit consisting of one share and a one share purchase warrant for every two shares purchased. The two most recent offerings placed with RIS International and the members of the management team of the Company were completed after the audited financial statements of the Company dated April 15, 1998 (the "Financial Statements") were completed, therefore these additional shares are not reflected in the Financial Statements.

     Additionally, the Company has issued common stock purchase warrants to purchase up to (i) 128,000 shares at an exercise price of $1.25 per share, exercisable after April 15, 1999, (ii) 310,715 shares exercisable at an exercise price ranging from $1.75 to $1.96 per share for a period of two years from the closing date of a June 1998 private placement (discussed below) are outstanding.

     Pursuant to its Stock Option and Incentive Plan, the Company has authorized the granting of non-statutory stock options to purchase 2,493,000 shares to key employees and directors for exercise prices ranging from $1.25 to $5.00 per share pursuant to the vesting schedules of the respective agreements.

ITEM 5.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada Revised Statutes and certain provisions of the Company's Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

                                      PART F/S

                                PENNACO ENERGY, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                                   BALANCE SHEET

                                   APRIL 15, 1998

ASSETS
     Cash . . . . . . . . . . . . . . . . . . . .      $ 4,652,476
     Subscriptions receivable . . . . . . . . . .          221,100
     Deposits . . . . . . . . . . . . . . . . . .           45,405
     Prepaid Expenses . . . . . . . . . . . . . .           28,810
     Office Equipment . . . . . . . . . . . . . .           31,113
     Payments for purchase of oil and gas leases.
                                                         8,853,958
                                                      ------------

         Total Assets                                  $13,832,862
                                                      ------------
                                                      ------------
LIABILITIES & STOCKHOLDERS' EQUITY
Accounts payable:
     Trade. . . . . . . . . . . . . . . . . . . .      $   139,836
     Subscriptions refundable . . . . . . . . . .           82,500
     Oil and gas lease payments . . . . . . . . .        6,583,182
                                                      ------------

         Total Liabilities                               6,805,518

Stockholders' Equity:
     Common stock, authorized 50,000,000 shares
     at $.001 par value, issued and outstanding
     11,025,000 shares. . . . . . . . . . . . . .           11,025
     Additional paid-in capital . . . . . . . . .        7,229,556
     Deficit accumulated during the development stage     (213,237)
                                                      ------------

         Total Stockholders' Equity                      7,027,344

         Total Liabilities and Stockholders' Equity   $ 13,832,862
                                                      ------------
                                                      ------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS
                                       27

                                PENNACO ENERGY, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                FROM JANUARY 26, 1998 (INCEPTION) TO APRIL 15, 1998



  Interest income . . . . . . . . . . . . . . . .     $        458

  Expenses
     Consulting . . . . . . . . . . . . . . . . .     $     70,896
     Field lease expenses . . . . . . . . . . . .           85,000
     Maps . . . . . . . . . . . . . . . . . . . .            4,859
     Meals and entertainment. . . . . . . . . . .              481
     Office expenses. . . . . . . . . . . . . . .            4,359
     Professional fees. . . . . . . . . . . . . .           21,712
     Rents. . . . . . . . . . . . . . . . . . . .            4,090
     Travel and lodging . . . . . . . . . . . . .           21,303
                                                      ------------

       Total Expenses                                      212,700

Loss before extraordinary item. . . . . . . . . .         (212,242)

Extraordinary item - Liquidation and dissolution
   of wholly-owned subsidiary . . . . . . . . . .             (995)
                                                      ------------

Net loss. . . . . . . . . . . . . . . . . . . . .         (213,237)

Retained earnings, beginning of period. . . . . .


Deficit accumulated during the development stage      $   (213,237)
                                                      ------------
                                                      ------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                PENNACO ENERGY, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                   APRIL 15, 1998

                FROM JANUARY 26, 1998 (INCEPTION) TO APRIL 15, 1998

                                                                             Additional
                                                      Common Stock             Paid-In
                                                Shares         Amount          Capital        Total
                                                ------         ------          -------        -----
Balance,
January 26, 1998                                    -0-        $   -0-      $     -0-     $      -0-


Issuance of common
   stock for cash                            10,030,000         10,030      7,286,570      7,296,600


Issuance of common
   stock for stock                              995,000            995            -0-            995

Less net loss                                       -0-            -0-            -0-       (213,237)

Less offering costs                                 -0-            -0-        (57,014)       (57,014)
                                             ----------      ----------  ------------   ------------

Balance,
April 15, 1998                               11,025,000      $  11,025   $  7,229,556   $  7,027,344
                                             ----------      ----------  ------------   ------------
                                             ----------      ----------  ------------   ------------

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                PENNACO ENERGY, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                              STATEMENT OF CASH FLOWS

                FROM JANUARY 26, 1998 (INCEPTION) To April 15, 1998

CASH FLOWS USED BY OPERATING ACTIVITIES

     Net Loss. . . . . . . . . . . . . . . . . . . . . . . . . . .    $   (213,237)
        Noncash expenses included in net loss:
           Liquidation of subsidiary . . . . . . . . . . . . . . .             995
     Increase in accounts payable  . . . . . . . . . . . . . . . .       6,805,518
     Increase in subscriptions receivable. . . . . . . . . . . . .        (221,200)
     Increase in prepaid expenses . . . . . . . . . . . . . . .            (28,810)
                                                                       -----------

        NET CASH USED BY
        OPERATING ACTIVITIES                                             6,343,366


CASH FLOWS USED BY INVESTING ACTIVITIES

        Deposits . . . . . . . . . . . . . . . . . . . . . . . . .          45,405
        Office equipment . . . . . . . . . . . . . . . . . . . . .          31,113
        Payments for purchase of oil and gas leases  . . . . . . .       8,853,958
                                                                       -----------

        NET CASH USED BY
        INVESTING ACTIVITIES                                             8,930,476


CASH FLOWS FROM FINANCING ACTIVITIES

     Sale of common stock. . . . . . . . . . . . . . . . . . . . .          10,030
     Additional paid-in capital. . . . . . . . . . . . . . . . . .       7,286,570
     Less offering costs . . . . . . . . . . . . . . . . . . . . .         (57,014)
                                                                       -----------

        NET CASH USED BY
        FINANCING ACTIVITIES                                             7,239,586

        NET INCREASE IN CASH                                             4,652,476

        CASH AT BEGINNING OF PERIOD                                            -0-
                                                                       -----------

        CASH AT END OF PERIOD                                         $  4,652,476
                                                                       -----------
                                                                       -----------

Supplemental disclosure of cash flow information:
     Issuance of 995,000 shares of common stock in exchange for
     common stock in the parent company                              $         995
                                                                       -----------
                                                                       -----------


      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                PENNACO ENERGY, INC.
                           (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO THE FINANCIAL STATEMENTS

                                   APRIL 15, 1998


NOTE A    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The Company was incorporated on January 26, 1998, under the laws of the State of Nevada. The business purpose of the Company is the exploration, development and extraction of proven and unproven oil and/or gas reserves.

          The Company will adapt accounting policies and procedure based upon the nature of future transactions.

NOTE B    CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents for purposes of determining cash flows.

NOTE C    OFFICE EQUIPMENT

          Office equipment is stated at cost. Maintenance and repairs are expensed in the period incurred and major renewals and betterments are capitalized. Depreciation is computed using the straight line method over a five year life. The equipment was acquired immediately prior to the date of these financial statements and no depreciation has been provided for in these statements.

NOTE D    OIL AND GAS LEASE ACQUISITIONS

          The Company has the right to acquire oil and gas leases and options on oil and gas leases covering more than 235,000 net acres in the Powder River Basin of Wyoming and Montana. As of April 15, 1998, the Company had made payments of $2,270,776 for the purchase of the leases and options on leases and owes an additional $6,583,182 for the acquisition of the leases.

NOTE E    STOCK OFFERINGS

          The Company completed in February of 1998, a stock offering. The offering consisted of selling 500,000 shares of its common stock at $.10 per share. In March of 1998, the Company completed another stock offering. The offering consisted of selling 4,530,000 shares of its common stock at $.22 per share. In April of 1998, the Company completed a third stock offering. The offering consisted of selling 5,000,000 shares of its common stock at $1.25 per share.

          The net proceeds of these offerings will be used for the purpose of exploration, development and extraction of proven and unproven oil and/or gas reserves.

          The stock offerings were oversubscribed by $82,500 which will be returned to the subscribers.

NOTE F    STOCK OPTION AND INCENTIVE PLAN

          On March 24, 1998, the Board of Directors adopted the "1998 Stock Option and Incentive Plan." The aggregate number of shares which may be issued as awards under the plan is 2,500,000 shares. As of April 15, 1998, non-statutory stock options to purchase 1,145,000 shares have been granted to key employees and directors for exercise prices ranging from $1.25 to $2.50 per share pursuant to vesting schedules or the respective agreements.

NOTE G    STOCK WARRANTS

          The Company has agreed to grant placement warrants to purchase up to 480,000 shares of common stock at a price of $5.00 per share for a period of two years from the close of the proposed unit offering. The actual number of warrants issued will depend on the total amount of units sold in the offering.

          The Company has agreed to pay 180,000 warrants to a company for corporate finance services and market consultation for a period of one year commencing August 15, 1998. The warrant can be exercised at a price of $1.25 at any time after April 15, 1998 up until April 15, 2000.

NOTE H    LEASES

          The Company leases its office facilities under a lease commencing June 1, 1998 through September of 2000. The lease provides for monthly payments of $14,405. At April 15, 1998, future annual rents under the lease is as follows:

          Year ended December 31, 1998      $  100,835
          Year ended December 31, 1999         172,860
          Year ended December 31, 2000         127,625
                                             ---------
          Total lease payments              $  403,340
                                             ---------
                                             ---------

NOTE I    RELATED PARTY TRANSACTIONS - STOCK EXCHANGE

          In January of 1998, the Company was formed by International Metal Protection, Inc. Therefore, Pennaco Energy, Inc. was its wholly-owned subsidiary. In January of 1998, the stockholders of International Metal Protection, Inc. for stock in Pennaco Energy, Inc. on a share for share basis. At the time of the exchange, there were 995,000 shares of stock outstanding of International Metal Protection, Inc. for which the stockholders received 995,000 shares of stock in Pennaco Energy, Inc. There were no tangible assets of International Metal Protection, Inc. The excess of par value of the common stock issued over the assets acquired upon the acquisition of the parent was $995. This transaction has been accounted for as a reverse merger.

          Upon the completion of the stock exchange, International Metal Protection, Inc. became a wholly-owned subsidiary of Pennaco Energy, Inc. and it was dissolved and liquidated in February of 1998. The $995 was written off as an extraordinary loss upon the liquidation.

NOTE J    SUBSEQUENT EVENTS - PROPOSED UNIT OFFERING

          The Company intends to offer a minimum of 1,000,000 up to a maximum of 6,000,000 units of common stock and warrants. The units will consist of one share of common stock and a warrant to purchase an additional share of stock for every two units purchased. The unit price will be $3.25 and the warrants may be exercised within six months of the close of the offering at a price of $5.00 per share. The units will be offered in increments of 1,000 units with a minimum purchase of 10,000 units.

                                      PART III

ITEM 1.   INDEX TO EXHIBITS.

     3.1   Articles of Incorporation

     3.2   By-laws

     10.1 Mineral Lease Purchase Agreement dated February 23, 1998 between High Plains Associates, Inc. and Pennaco Energy, Inc.

     10.2 Letter Agreement dated January 23, 1998 between High Plains Associates, Inc. and Taylor Oil Properties

     10.3 Assignment of Option and Exercise of Option dated March 6, 1998 between High Plains Associates, Inc. and Pennaco Energy, Inc.

     10.4 Agreement dated March 6, 1998 between High Plains Associates, Inc. and Pennaco Energy, Inc.

     10.5  Pennaco Energy, Inc. 1998 Stock Option and Incentive Plan

     10.6  Form of Pennaco Energy, Inc. Incentive Stock Option Agreement

     10.7  Form of Pennaco Energy, Inc. Non-Statutory Stock Option Agreement

     10.8 Employment Agreement dated June 10, 1998 between Pennaco Energy, Inc. and Paul M. Rady

     10.9 Employment Agreement dated July 1998 between Pennaco Energy, Inc. and Glen C. Warren

     10.10 Secured Promissory Note dated August 13, 1998 from Pennaco Energy, Inc. to Venture Capital Sourcing, SA

     10.11 Second Amendment to Security Agreement dated August 13, 1998 between Pennaco Energy, Inc. and Venture Capital Sourcing, SA

     23.1  Consent of David E. Coffey, C.P.A.



ITEM 2.   DESCRIPTION OF EXHIBITS.

     As appropriate, the issuer should file those documents required to be filed as Exhibit Number 2, 3, 5, 6, and 7 in Part III of Form 1-A. The registrant also shall file:

     (12) ADDITIONAL EXHIBITS - Any additional exhibits which the issuer may wish to file, which shall be so marked as to indicate clearly the subject matters to which they refer.

     13. FORM F-X - Canadian issuers shall file a written irrevocable consent and power of attorney on Form F-X.


                                     SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PENNACO ENERGY, INC.



                                       By: /s/ Paul M. Rady
                                          -------------------------------------
                                          Paul M. Rady, President and Chief
                                          Executive Officer



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